EXHIBIT 23.01

INDEPENDENT AUDITORS' CONSENT

We consent to the use in the Registration Statements for Morgan Stanley Charter Graham L.P., Morgan Stanley Charter Millburn L.P., and Morgan Stanley Charter MSFCM L.P. ("Charter MSFCM") (collectively, the "Partnerships") of our report dated February 15, 2002 relating to the statements of financial condition, including the schedules of investments as of December 31, 2001, of the Partnerships as of December 31, 2001 and 2000, and the related statements of operations, changes in partners' capital and cash flows for each of the three years in the period ended December 31, 2001 for Charter MSFCM and for the years ended December 31, 2001 and 2000 and for the period from March 1, 1999 (commencement of operations) to December 31, 1999 for the other above mentioned Partnerships appearing in the preliminary Prospectus dated February 12, 2003, which is a part of such Registration Statements.

We also consent to the use of our report dated March 27, 2002 relating to the statement of financial condition of Morgan Stanley Charter Campbell L.P. as of March 26, 2002.

We also consent to the use of our report dated January 10, 2003 relating to the statements of financial condition of Demeter Management Corporation as of November 30, 2002 and 2001 and to the reference to us under the heading "Experts" appearing in the preliminary prospectus dated February 12, 2003, which is a part of such Registration Statements.

/s/ Deloitte & Touche LLP

New York, New York
February 12, 2003